UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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ODYSSEY MARINE EXPLORATION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Fellow Stockholder,

As I pen this letter, we are actively planning the next phase – the building phase – of our ongoing company transformation. We spent the past 18 months focused on improving our financial and operating results, and I’m proud of the work that was done and the results accomplished during that time. We have reduced our cash needs by increasing our operating revenue and decreasing our operating costs. We have also become laser-focused on where we want to be as a company and how to get there, utilizing our world-class team, tools and technology to explore the deep oceans of the world.

Although shipwrecks will always remain one of our passions, we are focusing our investments to develop and move forward subsea mineral projects, an area we believe has the potential to provide much greater returns than would be available from shipwreck projects.

We are still actively working on shipwreck projects for our partner Magellan Offshore Services under a contract that pays us our costs plus a specified profit, and we retain 21.25% of any eventual net returns from these projects. This arrangement eliminates the financial risk from shipwreck projects while still providing an attractive upside potential resulting from the success of these projects.

Last year, we completed two deep-ocean projects under third-party client service agreements resulting in $4.7 million in revenue, an increase of over a million dollars from 2015, while reducing our operating costs by 43%. We also decreased our net loss by 65%.

In addition to the positive trend in operational and financial results, we’ve also been developing new subsea mineral projects and laying the groundwork for expediting revenue generation from the “Don Diego” phosphate project once we are able to do so.

Looking forward to our future, we believe that the “Don Diego” deposit, our most developed mineral project and current core focus, contains a significant amount of phosphate that can be extracted on a financially attractive basis and that the product will be attractive to Mexican and other world producers of fertilizers. Equally as important, we believe that this project will be socially and economically transformational for Mexico.

Exploraciones Oceanicas S. R.L. de CV (ExO), the Mexican operating company with the mining concession containing the Don Diego phosphate deposit, has conducted extensive scientific testing of the mineralized phosphate material and the environmental impact of recovering the mineralized material from the seafloor. ExO has been working with environmental experts on the impact assessment and permit process, with potential partners on the extraction program, and with financial advisors on the strategic growth alternatives. Odyssey indirectly owns a 54% stake in ExO. To move to the next phase of development of the deposit, Odyssey and its subsidiaries need the approval of an environmental permit application. An administrative, legal and political/educational process has been underway to achieve this goal.

●  ●  ●  ●  ●

ODYSSEY MARINE EXPLORATION • 5215 WEST LAUREL STREET • TAMPA, FL 33607

(P)813.876.1776 • (F)813.876.1777 • WWW.ODYSSEYMARINE.COM

On the shipwreck side of our business, we are currently working on our second project for Magellan. Our team recently finished conducting survey and inspection operations on an area that contains multiple valuable shipwreck targets. Although I cannot provide many details at this time, I can tell you we, along with Magellan, are extremely pleased with the results generated thus far. Additional shipwreck projects are planned with Magellan, and we expect to conduct at least one recovery operation in 2017.

Our newly formed CLIO Offshore division is actively seeking additional marine exploration service opportunities for third-party companies. This work includes mineral exploration, environmental studies, subsea surveys, and other off-shore work requiring specialized vessels, equipment and personnel.

We are continuing to work closely with Minera del Norte S.A. de c.v. (MINOSA) with whom we have an investment agreement for the potential purchase of new equity securities that would represent a majority of the equity in our company. In addition, Epsilon Acquisitions LLC, which is an affiliate of MINOSA, recently converted $3 million in indebtedness we owed to Epsilon into Odyssey common stock at $5.00 per share, making them one of the largest Odyssey stockholders and further aligning the interests of Odyssey and MINOSA.

I am confident that between our planned revenue generation and identified funding sources, Odyssey will have sufficient cash to operate until the environmental approval process is completed on the “Don Diego” project.

I am very pleased with our team’s execution of our transformational business strategy. This strategy has been delivering our intended results of strengthening our business foundation positioning us for strong growth in the near future. We still have some work to do, but it is apparent that we are moving in the right direction. We appreciate your ongoing support and belief in the Odyssey team, and thank you for your trust in our stewardship of your company.

Sincerely,

ODYSSEY MARINE EXPLORATION, INC.

Mark D. Gordon

President, Chief Executive Officer, and Member of the Board of Directors

●  ●  ●   ●  ●

ODYSSEY MARINE EXPLORATION • 5215 WEST LAUREL STREET • TAMPA, FL 33607

(P)813.876.1776 • (F)813.876.1777 • WWW.ODYSSEYMARINE.COM

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2017

To the Stockholders of Odyssey Marine Exploration, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Odyssey Marine Exploration, Inc., a Nevada corporation (the “Company”), will be held at the Hampton Inn & Suites located at 5329 Avion Park Drive, Tampa, Florida, on Tuesday, June 6, 2017, at 9:30 a.m., Eastern Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following matters:

1.	to elect six directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	to hold a non-binding advisory vote to approve named executive officer compensation;

3.	to hold a non-binding advisory vote to determine the frequency of future advisory votes on executive compensation;

4.	to ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm; and

5.	to transact such other business as may properly come before the meeting or at any and all adjournments thereof.

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE ABOVE PROPOSALS.

Only holders of record of the Company’s common stock at the close of business on April 13, 2017, will be entitled to notice of, and to vote at, the Annual Meeting or at any and all adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote as soon as possible. As an alternative to voting at the Annual Meeting in person, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card in the postage-paid envelope enclosed with it. For detailed information on how you can vote, refer to the section entitled “How do I vote?” in the Proxy Statement. The giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting. You may change your proxy vote automatically by voting in person at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark D. Gordon
Chief Executive Officer, President and Board Member
April 27, 2017

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. In accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders. Therefore, most stockholders will not receive paper copies of our proxy materials. Instead, we will send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting by use of the Internet. The Notice of Internet Availability of Proxy Materials also informs stockholders how to get paper copies of our proxy materials if they wish to do so. We believe this method of proxy distribution will make the proxy distribution process more efficient, less costly, and will contribute to the conservation of natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2017

ABOUT THE MEETING

This Proxy Statement is being made available to stockholders beginning on or about April 27, 2017.

Who is entitled to vote at the Annual Meeting?

All voting rights are vested in the holders of our common stock. Each share of our common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. Only stockholders of record at the close of business on April 13, 2017, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On April 13, 2017, a total of 8,388,821 shares of our common stock were outstanding and eligible to vote. Cumulative voting in the election of directors is not permitted, which means that each stockholder may vote no more than the number of shares he or she owns for a single candidate.

How many shares must be present to establish a quorum?

A majority of the voting power, which includes the voting power that is present in person or by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote. Likewise, stock represented by “broker non-votes” will be treated as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves to vote such shares on that matter. Your broker will not have discretion to vote on non-routine matters absent direction from you, including the election of directors, the advisory vote to approve our named executive officer compensation and the non-binding advisory vote to determine the frequency of future advisory votes on executive compensation. If you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the ratification of the independent registered public accounting firm, even if the broker does not receive instructions from you.

How do I vote?

Stockholders of Record: Shares Registered in Your Name

As an alternative to voting in person at the Annual Meeting, stockholders whose shares are registered in their own names may vote without attending the Annual Meeting over the Internet or by mail or telephone as described below:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2017. Have your proxy card in hand with the 12 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

2017 Proxy Statement	1

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

VOTE BY TELEPHONE

You can transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2017, by telephone following the instructions on your Proxy Card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Beneficial Owners: Shares Held in “Street Name”

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

Note to Beneficial Owners: Under applicable laws, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the independent registered public accounting firm. Securities and Exchange Commission rules do not permit a bank, broker or nominee to vote on behalf of beneficial owners with respect to non-routine matters, such as the election of directors, the advisory vote to approve our named executive officer compensation and the non-binding advisory vote to determine the frequency of future advisory votes on executive compensation. If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the Annual Meeting, you must obtain a “legal proxy” from your brokerage firm, bank or other holder of record and present it to the Inspector of Elections with your ballot. Stockholders who have elected to receive the proxy materials electronically will receive an e-mail on or about April 27, 2017, with information on how to access stockholder information and instructions for voting.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting or receiving a copy. Please make your request for a copy on or before May 23, 2017, to facilitate timely delivery. Please choose one of the following methods to make your request: (1) BY INTERNET: www.proxyvote.com; (2) BY TELEPHONE: 1-800-579-1639; (3) BY E-MAIL: sendmaterial@proxyvote.com. NOTE: Include the 12 Digit Control Number located on the Notice in the subject line of your e-mail.

Can I change my vote after submitting a proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Odyssey’s corporate secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You may also vote in person at the Annual Meeting if you obtain a “legal proxy” as described above.

Regardless of how your shares are held and whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

2017 Proxy Statement	2

Information about attending the Annual Meeting.

If you plan to attend the Annual Meeting, please bring the following:

1.	Proper identification, such as a driver’s license or passport containing a recent photograph. We may inspect your bags or packages, and we may require you to check them, and, in some cases, we may not permit you to enter the meeting with them. The use of cell phones, smartphones, recording and photographic equipment and/or computers are not permitted in the meeting room.

2.	“Acceptable Proof of Ownership” if your shares are held in “Street Name.”

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Odyssey Marine Exploration, Inc. stock on the record date April 13, 2017, or (b) an account statement showing that you owned Odyssey Marine Exploration, Inc. stock on the record date.

Street Name means your shares are held of record by brokers, banks or other nominees.

What is the voting requirement to approve each of the proposals?

Proposal 1 (Election of Directors) is a non-routine matter.

The election of directors requires the affirmative vote of a plurality of the votes cast by shares represented in person or by proxy and entitled to vote for the election of directors. This means that the nominees receiving the most votes from those eligible to vote will be elected. You may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Accordingly, votes withheld as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

Proposal 2 (Advisory Vote on Executive Compensation) is a non-routine matter.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required. Because your vote is advisory, it will not be binding on the Board or the Company; however, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 3 (A non-binding advisory vote to determine the frequency of future advisory votes on executive compensation) is a non-routine matter.

The option of – one, two or three years – that receives the greatest number of votes will be the frequency that stockholders approve.

Proposal 4 (Ratification of Independent Registered Public Accounting Firm) is a routine matter.

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this proposal. Broker discretionary voting is allowed. Abstentions will not affect the outcome of this proposal.

Proposals 1, 2 and 3 are non-routine matters, and, absent instructions from you, the bank, broker or other nominee may not vote your shares at all, and your shares will be considered broker non-votes. Proposal 4 is a routine matter, and your bank, broker or other nominee may vote your shares at its discretion.

Other business as may properly come before the Annual Meeting or at any postponement or adjournments thereof.

The affirmative vote of the majority of the votes properly cast at the Annual Meeting, assuming a quorum is present, is necessary for the approval of other business. For other business, as may properly come before the Annual Meeting or at any and all adjournments thereof, broker non-votes are not included in the vote totals. If you grant a proxy, the persons named as proxy-holders will have the discretion to vote your shares on any additional business properly presented for a vote at the Annual Meeting. We are not aware of any other business to be acted upon at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and will be subsequently disclosed in a Form 8-K filing with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

2017 Proxy Statement	3

Proposal 1 - ELECTION OF DIRECTORS

The Board of Directors currently consists of six members standing for election to the Board at the Annual Meeting. The Board of Directors recommends the election as directors the six nominees listed below. Each of the nominees is currently a director of the Company. The persons named as “Proxies” in the form of Proxy will vote the shares represented by all valid returned proxies in accordance with the specifications of the stockholders returning such proxies. If at the time of the Annual Meeting any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

The classified board structure required by the Stock Purchase Agreement, dated March 11, 2015, among the Company, Minera del Norte, S.A. de C.V. (“MINOSA”), and Penelope Mining LLC (“Penelope”), more fully described in the Proxy Statement filed with the Securities and Exchange Commission on April 21, 2015, has been approved by our stockholders, but has not been implemented via an amendment to our Articles of Incorporation. The classified board structure is to be implemented as a condition to the initial closing of the Stock Purchase Agreement, which has not yet occurred. In the event the initial closing occurs and the classified board structure is implemented by the Company, each director nominee, if elected, will serve in the class designated for each below. It is anticipated that Mr. Sawyer would resign from the Board of Directors upon the initial closing to create a vacancy which the Company expects would be filled by a person selected by Penelope.

PLEASE NOTE that brokers may not vote on the election of directors in the absence of specific client instruction. Those who hold shares in a brokerage account are encouraged to provide voting instructions to their broker.

The table below sets forth the name and age of each nominee for director, indicating all positions and offices with the Company presently held; the period during which each person has served as a director; any additional directorships with public companies; the class which each nominee shall serve under if elected and the classified board structure is implemented, and the expiration of the term of such director if classified board structure is implemented. If the classified board structure is not implemented, the term of each director shall end at the next Annual Meeting of Stockholders and until their successors are elected and qualified or until the earliest of their death, resignation or removal.

Name	Age	Positions and Offices Held and Term as a Director	Other Directorships of Public Companies	Classification (Term Expires)
John C. Abbott	47	Director since June 2015; Chairman of the Audit Committee since June 2016	MeetMe, Inc. until June 27, 2016	Class III (2020)

Key Qualifications: The Board recognizes Mr. Abbott’s position as a chief financial officer, together with his prior experience as chief executive officer of a public company and in investment banking, provides him with valuable insight regarding executive leadership, management, finance, and international business. His extensive financial experience qualifies him as our “audit committee financial expert.” The Board believes his background, experience, and expertise bring valuable perspectives to the Board’s discussions.

Mark D. Gordon	57	CEO since October 2014; President since October 2007; and Director since January 2008	None	Class I (2018)

Key Qualifications: The Board recognizes that Mr. Gordon’s position with the Company as CEO and President as well as his innovative entrepreneurship and the strategic planning skills gained in former CEO and president positions provide experience in implementing cutting-edge solutions to drive business growth and turn visionary strategies into success. He has helped guide the management team through the challenges and complexities of building a company; and has strategically expanded opportunities for the Company, by exploring new concepts and creative solutions to issues facing the Company; including funding, investor relations and communications forging lasting alliances across industry and organizational levels. His leadership, management, strategic planning, business development and investor communications activities allow him to understand the complexities of our business and bring a unique direction to the Board’s strategic discussions.

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Name	Age	Positions and Offices Held and Term as a Director	Other Directorships of Public Companies	Classification (Term Expires)
Mark B. Justh	52	Lead Director since June 2015; Director since July 2013;	None	Class II (2019)

Key Qualifications: The Board recognizes that Mr. Justh has results-oriented experience in the investment banking industry for over ten years. He has managed equities and derivatives distribution businesses in both the United States and Asia for J.P. Morgan and worked primarily with the largest global institutional investors and hedge funds. He has significant experience in both primary and secondary equities markets for both domestic and international corporations. The Board recognizes that Mr. Justh has an in-depth knowledge of industry trends, risk assessment and financial management. His background, both domestic and international, allows him to bring a unique perspective to the Board’s strategic and financial discussions.

James S. Pignatelli	73	Director since June 2015	Electro Rent Corporation until August 2016	Class III (2020)

Key Qualifications: The Board recognizes that Mr. Pignatelli’s previous positions as a chief executive officer, board chairman and his service on the board of directors of other companies allow him to bring his broad knowledge of business to the Board and the Company. Mr. Pignatelli has significant management, operations, and finance experience and expertise.

Jon D. Sawyer	71	Chairman of the Compensation Committee since March 2011; Chairman of the Governance and Nominating Committee since June 2015; Director since November 2009	None	Class II (2019)

Key Qualifications: The Board recognizes that Mr. Sawyer’s expertise in securities law, including his past experience with the Securities and Exchange Commission, and extensive knowledge of the management of public companies on various issues such as financing, corporate governance, disclosure issues, executive compensation reporting, and mergers and acquisitions, provide the Board valuable insights regarding governance, regulatory processes and law. His experience, background and knowledge are valuable assets to the Board and the Company that give him further insight into chairing the Compensation and Governance and Nominating Committees.

Gregory P. Stemm	60	Chairman of the Board since October 2014; Director since May 1994	None	Class I (2018)

Key Qualifications: The Board recognizes that Mr. Stemm has over 20 years of leadership and management experience from his past positions in the Company as CEO and on the Board as Chairman. This experience has provided him with an in-depth knowledge of the Company’s business, operations, strategy and management team, as well as his historical perspective on the Company’s business. Mr. Stemm brings an extraordinary depth of knowledge and a unique expertise to the Board of Directors.

There are no family relationships among any of the directors or the executive officers of the Company.

BOARD RECOMMENDATION

THE ELECTION OF DIRECTORS IS A NON-ROUTINE MATTER, SO YOUR BROKER MAY NOT VOTE YOUR SHARES ON THIS PROPOSAL WITHOUT RECEIVING INSTRUCTIONS FROM YOU.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

2017 Proxy Statement	5

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth biographical information as to the business experience of each of the Company’s executive officers and nominees for director for at least the last five years.

Directors

John C. Abbott was appointed as Chairman of the Audit Committee in June 2016 and has been a Director since June 2015. He is the Chief Financial Officer of Altos Hornos de Mexico, S.A.B de C.V. (“AHMSA”), parent company of MINOSA. Previously, Mr. Abbott served as Chief Executive Officer of MeetMe, Inc. (Nasdaq: MEET), a leading U.S. social network for meeting new people. Mr. Abbott served as Chairman of MeetMe’s Board of Directors from February 2009 until June 2016. From 1992 to 2005, Mr. Abbott held several positions within J.P. Morgan’s Latin America Mergers & Acquisitions team, working in both New York and Sao Paulo. Mr. Abbott earned his B.A. degree in History from Stanford University and M.B.A. from Harvard Business School.

Mark D. Gordon served as President and Chief Operating Officer from October 2007 until October 2014 and was appointed President and Chief Executive Officer in October 2014. He has been a Director since 2008. Mr. Gordon was named Executive Vice President of Sales in January 2007, in which capacity he was responsible for the Attraction, Business Development and Retail Merchandising operations for the Company. He joined the Company in June 2005 as Director of Business Development. Prior to joining Odyssey, Mr. Gordon started, owned, and managed four different entrepreneurial ventures from 1987 to 2003, including Synergy Networks, which he founded in 1993 and served as Chief Executive Officer until September 2003, when the company was sold to the Rockefeller Group. He continued to serve as President of Rockefeller Group Technology Services Mid Atlantic, a member of Rockefeller Group International, until December 2004. Mr. Gordon received a B.S. degree in Business Administration in 1982 and an M.B.A. degree in 1983 from the American University.

Mark B. Justh joined Odyssey’s Board in July 2013 and was appointed as Lead Director in June 2014. He also served as the Chairman of the Audit Committee from June 2014 to June 2016. Mr. Justh served as Managing Director at J.P. Morgan, Hong Kong, for over ten years. Prior to that, Mr. Justh was a Partner at HPJ Media Ventures/DeNovo Capital from 2000 to 2002, where he managed a $25 million fund that made private investments in media properties. From 1994 to 2000 he was a Vice President at Goldman Sachs International responsible for Institutional Equity Sales coverage of Switzerland and France for U.S. equity products. Mr. Justh earned his A.B. degree in Economics from Princeton University, his M.S. of Real Estate Finance from New York University and his M.B.A. degree from INSEAD (France). Mr. Justh was also honorably discharged from the U.S. Army Reserve as a First Lieutenant in the Medical Service Corps.

James S. Pignatelli was elected a Director in June 2015. Mr. Pignatelli was Chairman of the Board, Chief Executive Officer and President of Unisource Energy Corporation, an electric utility holding company, and Chairman of the Board, Chief Executive Officer and President of Tucson Electric Power Company, its principal subsidiary, from July 1998 until his retirement in January 2009. Previously he served those companies as Senior Vice President and Chief Operating Officer. Mr. Pignatelli served as a director of Electro Rent Corporation, one of the largest global organizations devoted to the rental, lease and sale of new and used electronic test and measurement equipment, from 2002 until August 2016 and serves on the Board of Directors of Altos Hornos de Mexico, S.A. and Blue Cross-Blue Shield of Arizona. Mr. Pignatelli holds a B.A. in Accounting from Claremont Men’s College and a J.D. from the University of San Diego.

Jon D. Sawyer joined the Board of Directors in November 2009 and has served as chairman of the Governance and Nominating Committee since June 2015 and the Compensation Committee since March 2011. He also served as chairman of the Governance and Nominating Committee from June 2010 to June 2011. Mr. Sawyer opened his own securities law firm in January 2014 in Denver, Colorado. Prior to that he was a practicing securities lawyer with the firm of Jin, Schauer & Saad, LLC in Denver, Colorado, where he worked since March 2009. He started his securities law career working for the Denver Regional Office of the Securities and Exchange Commission as a trial attorney from 1976 to 1979. He worked the next 27 years practicing securities law in private practice, and during this time he served as securities counsel for Odyssey from 1997 to 2006. He was a partner with the Denver law firm of Krys, Boyle, P.C. from November 1996 until June 2007. From June 2007 until March 2009 he was a co-owner and worked full time in various capacities including President and general counsel for Professional Recovery Systems, LLC, a privately held financial services firm engaged in the business of purchasing, selling and collecting portfolios of consumer charged-off debt.

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Gregory P. Stemm was appointed as Chairman of the Board of Directors in October 2014. Mr. Stemm began providing advisory services to Odyssey in October 2014 and consulting services in December 2015. These services include actively seeking out and presenting to Odyssey new business opportunities, projects, and relationships that are expected to result in strategic value or revenue streams in Odyssey’s core business of shipwreck and mineral exploration; providing strategic planning and advice; providing project management, as requested; and such other services as Odyssey’s board of directors or chief executive officer may request from time to time. Previously at Odyssey, he served as Chief Executive Officer from January 2008 to October 2014 and as Chairman from 2008 to 2010. He also served as Co-Chairman from 2006 to 2008 and as a Director and Executive Vice President since May 1994. During that time he was responsible for research and operations on all shipwreck projects. Mr. Stemm has extensive experience in managing shipwreck exploration operations since entering the field in 1986, including deep-ocean search and robotic archaeological excavation on a number of projects.

Officers

Laura L. Barton (age 55) was appointed as Secretary in July 2015 in addition to her position as Executive Vice President and Director of Communications, which she has held since June 2012. She formerly served as Vice President of Communications from November 2007 to June 2012. With over 30 years of marketing, advertising, PR and media experience, Ms. Barton directs communications and content development for the Company. Previously, Ms. Barton served as Director of Corporate Communications and Marketing for Odyssey since July 2003. During her tenure, 17 hours of primetime television programming detailing the Company’s projects were produced for PBS, National Geographic, Discovery Channel and C5, and national promotions were conducted with Walt Disney Pictures for two theatrical releases. From June 1994 to July 2003, she was President of LLB Communications, a marketing and communications consulting company that served a variety of broadcast networks, stations and distributors as well as Odyssey. She also taught as an adjunct instructor at the University of South Florida. Prior to founding LLB Communications, Ms. Barton served in various management, marketing, publicity and creative services positions in local and network television since 1983. Ms. Barton received a B.A. degree in Mass Communication from the University of South Florida.

John D. Longley (age 50) was appointed Chief Operating Officer in October 2014. Previously, Mr. Longley served as Senior Vice President since 2012 and Director of Business Operations since 2005 when he joined the Company. With over 25 years of marketing and business strategy experience, he has been integral in growing the Company’s business opportunities including its attractions, the monetization of valuable shipwreck finds and exploring new deep-ocean opportunities that utilize Odyssey’s core competencies. Mr. Longley had an instrumental role in executing major marketing programs and projects at Odyssey. Following the Gairsoppa silver recovery operations, Mr. Longley led the program to monetize the 110 tons of shipwreck silver bullion recovered. Mr. Longley also orchestrated the development of Odyssey’s distribution network for shipwreck coins and collectibles.

Jay A. Nudi (age 53) was appointed as Interim Chief Financial Officer in June 2016 and has served as Treasurer since June 2010 and Principal Accounting Officer of the Company since January 2006. Mr. Nudi joined the Company in May 2005 as Corporate Controller and has over 35 years of accounting and management experience. Mr. Nudi is a certified public accountant. Prior to joining the Company, Mr. Nudi served as Controller for The Axis Group in Atlanta where he began in 2003. The Axis Group provides logistic solutions and services to the automotive industry. From 2001 to 2003, he served as a consultant to various companies on specific value-added tasks. From 2000 to 2001, Mr. Nudi was Director of Financial Reporting for OneSource, Inc., a leading provider of facilities management. From 1997 to 2000, he served as Corporate Controller for Acsys, Inc., a national recruiting firm that was publicly held until it was acquired in 2000. Mr. Nudi received a B.S. degree in Accounting from Pennsylvania State University in 1985.

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CODE OF ETHICS

The Company has adopted a Code of Ethics that applies to, among others, its principal executive, financial and accounting officers, and other persons, if any, performing similar functions. Our Code of Ethics can be obtained, without charge, by written request to the Chief Financial Officer at the Company’s address and is posted on the Company’s Internet web site (http://odysseymarine.com).

CORPORATE GOVERNANCE

Board of Directors and Executive Officers

The Board of Directors held four regular and one special meeting and four executive sessions of independent directors during the fiscal year ended December 31, 2016. In addition to these, there were two special committee sessions comprised of members who are independent from Altos Hornos de Mexico, S.A. Each director standing for election attended at least 75% of the aggregate number of meetings held by the Board of Directors, its committees and its private sessions during the time each such Director was a member of the Board or of any committee of the Board, except for Mr. Abbott who attended 74% of the aggregate number of meetings.

Directors standing for election are expected to attend the Annual Meeting. All of the six directors standing for election at the 2016 Annual Meeting attended that meeting.

Except as otherwise provided in an employment agreement, executive officers are appointed by the Board of Directors to hold office until the next Annual Meeting of the Company, which will be held June 6, 2017. There are no known arrangements or understandings between any director or executive officer and any other person pursuant to which any of the above-named executive officers or directors was selected as an officer or director of the Company. With respect to each of the above-named executive officers and directors, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

Board Leadership Structure

Chairman/Chief Executive Officer

Our Board does not have a policy regarding whether the roles of Chairman and Chief Executive Officer should be separate because our Board believes it is in the best interests of our Company to retain the flexibility to have a separate Chairman and Chief Executive Officer or, if circumstances dictate, to combine the roles of Chairman and Chief Executive Officer.

Our current leadership structure is comprised of a non-independent director serving as Chairman of the Board (Greg Stemm), an independent director serving as Lead Director (Mark Justh), a Company employee serving as Chief Executive Officer and President (Mark Gordon), and strong, active independent directors serving on and chairing our Board committees. We believe that this structure is appropriate for the Company because it allows one person, our Chief Executive Officer, to concentrate on the day-to-day operations of the Company and to speak for and lead the Company, while providing for effective oversight by an independent Lead Director, Chairman and Board. The Lead Director is responsible for the strategic operations of the Board and sets the agenda for and presides over Board meetings. We believe our Chief Executive Officer is in the best position to lead Odyssey and the management team forward in deep-ocean exploration, mineral exploration, shipwreck contract services, marine survey and exploration charter services. Our Lead Director is in the best position to focus the Board’s attention on the broader issues of corporate governance and risk management. We believe that splitting the roles of Chairman and Chief Executive Officer and adding an independent Lead Director maximizes the effectiveness of our management and governance processes to the benefit of our stockholders.

Executive Sessions

Our independent directors meet regularly in executive session without employee-directors or other executive officers present. The Lead Director presides at these meetings. In 2016, the independent directors met four times.

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Board Diversity

The Company understands and appreciates that a Board of Directors, consisting of individuals with diverse personal characteristics, experiences, skills, and attributes, contributes positively to corporate governance and enhancing stockholder value. Although the Company has no express diversity policy in the identification of nominees for director, diversity is just one of many factors, none of which are assigned any particular weight, that the Board of Directors considers in identifying candidates. Further qualifications are written in the Charter and Guidelines of the Governance and Nominating Committee.

Service on Other Boards of Directors

Our Board of Directors believes that each director of the Company should be allowed to sit on the board of not more than two publicly traded for-profit companies without the prior approval of the Board of Directors. It is the position of the Board that approval of a director to sit on more than two boards simultaneously while sitting on Odyssey’s Board will be limited to special circumstances, provided that the arrangement will not interfere with the director carrying out the duties to the Board of the Company. None of our Directors currently sits on the board of more than two publicly traded companies.

The Unaffiliated Director Proposal

At the annual meeting of stockholders held on June 9, 2015, the stockholders approved an amendment to our articles of incorporation to provide that each director of the Company who is not an officer, employee or other member of management of the Company, and each agent and affiliate thereof, will have the right: (a) to directly or indirectly engage in any activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries, (b) to directly or indirectly do business with any client or customer of the Company and its subsidiaries, and (c) not to present potential transactions, matters, or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for himself or herself, and to direct any such opportunity to another person (the “Unaffiliated Director Proposal”). This proposal is to be implemented as a condition to the initial closing of the Purchase Agreement which has not yet occurred. As a result, this provision has not been implemented.

Independence of Board Committee Members

The Company currently has four directors, John C. Abbott, Mark B. Justh, James S. Pignatelli and Jon D. Sawyer who are independent directors as defined in Section 5605 of the listing standards of the NASDAQ Stock Market. The Board of Directors affirmatively determined, from its review of the completed Directors and Officers Questionnaires, that each of the current independent directors nominated for election at the Annual Meeting continues to meet the standards for independence under NASDAQ Rules 5605(a)(2), 5605(d)(3), and 5605A(d), IM-5605A-6, and Rule 10A-3(b)(1)(ii)(A) under the Exchange Act.

Risk Oversight

Risk assessment and oversight is a key function of our Board of Directors. In plenary meetings of the Board, risk assessment and oversight issues are a frequent issue of discussion and action. Because of its significance, the task of risk assessment and oversight is operationally shared by Management, the Audit Committee and the Governance and Nominating Committee. Because of the small size of the Company’s Board and its current operating practices, there is no separate Board committee for compliance or risk oversight.

During 2016, we were focused on managing our two primary risks, raising capital to fund our operations and maintaining our NASDAQ listing. During 2016, we completed changes in our business as discussed elsewhere in our Form 10-K, including consolidating equipment from the two ships we previously operated into fly-a-way systems and billing out over 200 days of contract work with these systems while at the same time making significant cuts to our operating costs. We generated over $4.6 million in revenue during 2016, but we continued to need additional financing, and we successfully raised $7.8 million through the issuance of notes and loans during the year.

During 2016, we concluded that the Company’s incentive compensation plans are not structured toward performance activities which would encourage risk-oriented activities by officers and key employees.

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Annual Board Self-Assessments

In the best interest of the Company and its stockholders, the Board of Directors normally performs an annual assessment in which the Board members review and assess each director, the Board’s function itself and its committees. This evaluation is usually completed shortly after the end of the year. This year, the Board made the decision to suspend going through the formal evaluation process for one year because the Company has no new executive officers or directors since the evaluation process was undertaken last year and the board members are more focused on working on other issues which are more significant to the success of the Company. In addition, the board members generally believe that the board collectively and the board members individually (including the two most recently appointed directors who have been on the board for over one and one-half years) are performing slightly better than the prior year simply based on the experience of working together for another year.

In 2016, the Board helped guide management in naming an Interim Chief Financial Officer to assume additional duties when one full time position was eliminated as a cost-cutting strategy. The Board also was instrumental in overseeing operational cost cutting while maintaining and restructuring offshore operational capability with the new fly-away systems replacing fixed vessel operations. During 2015 the Board also helped manage the Chief Executive Officer transition and consulting agreement with the outgoing Chief Executive Officer which ensured retention of critical capabilities.

Director Stock Ownership Policy

The directors adopted a Director Stock Ownership Policy in 2013 to ensure that the ongoing interest of our directors is in alignment with those of our stockholders. The policy requires each director, within five years of the applicable date, to hold an amount of our common stock valued at four times the amount of the annual retainer for the year the policy first applies to them. Our directors have all increased their beneficial ownership holdings by accepting common stock and stock options in lieu of cash compensation for retainers and services and continue to advance towards these ownership requirements.

Clawback Policy

The directors adopted a Clawback Policy in 2013 that applies to performance-based compensation linked to our reported financial results. Under this policy, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we may, at the discretion of the Compensation Committee, seek to recover from any executive officer who received cash-based or equity-based incentive compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement, the amount by which such person’s cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Committees of the Board

The standing committees of our Board of Directors are the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. The table below provides current membership for each of these committees.

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee

John C. Abbott (I)	* ✔ C	✔	✔
Mark B. Justh (I)	✔	✔	✔
James S. Pignatelli (I)	✔	✔	✔
Jon D. Sawyer (I)	✔	✔ C	✔ C
Meetings in 2016	9	3	2

Indicates:  (C) Chairperson  (I) Independent Director (✔) Member (*) Audit Committee Financial Expert

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Governance and Nominating Committee

The Governance and Nominating Committee Charter and Guidelines were adopted in May 2006 and have been reviewed, amended and updated by the Board of Directors from time to time as necessary. The Charter was last amended by the Board of Directors in March 2015. The Governance Committee Charter and Guidelines received its annual review during March 2017, which resulted in no changes to the charter. A copy of the Governance and Nominating Committee Charter and Guidelines is available on our web site at (http://odysseymarine.com).

The Governance and Nominating Committee presently consists of John C. Abbott, Mark B. Justh, James S. Pignatelli and Jon D. Sawyer. The purpose of the committee is to provide assistance to the Board of Directors in fulfilling its responsibility with respect to oversight of the appropriate and effective governance of the Company including (i) identification and recommendation of qualified candidates for election to its Board of Directors and its committees; (ii) development and recommendation of appropriate corporate governance guidelines for the Company; (iii) recommendation of appropriate policies and procedures to ensure the effective functioning of the Board of Directors; (iv) recommendations regarding the appointment of corporate officers and the adoption of appropriate processes to ensure management succession and development plans for the principal officers of the Company and its key subsidiaries; and (v) recommendations regarding proposals submitted by stockholders of the Company. During the fiscal year ended December 31, 2016, the committee held two meetings.

The nomination process for incumbent members of the Board consists of an annual review by the committee in which the committee reviews each member’s (i) ability and willingness to continue service on the Board; (ii) past performance as a member of the Board; and (iii) continued Board eligibility and independence. If a director vacancy arises, the committee shall seek and identify a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or for election at the stockholders’ annual meeting. A director nominee shall meet the director qualifications as determined by the Board from time to time, including that the director nominee possesses personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board in collectively serving the long-term interests of the Company’s stockholders. The committee uses a Director Nomination Form and Corporate Director Questionnaire to assess the background and qualification of prospective candidates.

A candidate may be nominated for appointment or election to the Board by the committee or by a stockholder who has continuously held for at least one year by the date it submits the proposal at least $2,000 market value or one percent, whichever is less, of the Company’s shares. Stockholders who wish to recommend persons to the committee for the 2018 Annual Meeting should submit a letter addressed to the Chairman of the Governance and Nominating Committee no later than December 28, 2017, that sets forth the name, age, and address of the person recommended for nomination; the principal occupation or employment of the person recommended for nomination; a statement that the person is willing to be nominated and will serve if elected; and a statement as to why the stockholder believes that the person should be considered for nomination for election to the Board of Directors and how the person meets the criteria to be considered by the committee described above.

Compensation Committee

The Compensation Committee presently consists of Mark B. Justh, John C. Abbott, James S. Pignatelli and Jon D. Sawyer, all of whom are independent directors as defined in Section 5605 of the listing standards of the NASDAQ Stock Market. The Compensation Committee Charter was adopted by the Board of Directors in April 2005 and has been reviewed, amended and updated by the Board from time to time as necessary. The Charter is reviewed annually and was last amended by the Board in March, 2015, with no changes recommended during its 2017 review. A copy of the Compensation Committee Charter is available on the Company’s web site at (http://odysseymarine.com). The Compensation Committee reviews and recommends to the Board compensation plans, policies and benefit programs for employees including stock options, distribution of stock in any form, incentive awards and termination agreements. The Committee reviews the compensation arrangements for our executive officers and directors and makes recommendations to the Board. The Committee may form, and where legally permissible, may delegate authority to, subcommittees when the Committee deems it appropriate or desirable to facilitate the operation or administration of the plans or programs. Where legally permissible the Committee may also delegate authority to committees consisting of employees when the Committee deems it appropriate or desirable for the efficient administration of employee compensation and benefit plans. During the fiscal year ended December 31, 2016, this Committee held three regular meetings.

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Audit Committee

The Audit Committee presently consists of John C. Abbott, Chairman, Mark B. Justh, James S. Pignatelli and Jon D. Sawyer, who are independent directors (as defined in Section 5605 of the listing standards of the NASDAQ Stock Market and also meet the independence standards of SEC Rule 10a-3(b)(1)). Mr. Abbott serves as the Audit Committee Financial Expert. The Audit Committee assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company’s financial reporting and internal controls. It also facilitates open communication between the Audit Committee, the Board, Odyssey’s independent registered public accounting firm and management. The Audit Committee is responsible for reviewing the audit process and evaluating and retaining the independent registered public accounting firm. The independent registered public accounting firm meets with the Audit Committee to review and discuss various matters pertaining to the audit, Odyssey’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Odyssey. The Audit Committee is charged with the treatment of complaints for the confidential, anonymous submission by Odyssey employees regarding potential questionable accounting or auditing matters. The Audit Committee has a written charter outlining its duties, responsibilities and practices it follows.

The Audit Committee Charter was adopted in January 2003 and has been reviewed, amended and updated by the Board from time to time as necessary. The Charter and the accompanying Responsibilities Checklist are reviewed annually and were last amended by the Board in March 2015 with no changes recommended during its 2017 review. A copy of the Audit Committee Charter and Responsibilities Checklist is available on the Company’s web site at (http://odysseymarine.com). During the fiscal year ended December 31, 2016, the Audit Committee held nine meetings: five executive meetings with the independent registered public accounting firm without management, and four regular Audit Committee meetings in which all aspects of its oversight role were discussed. The report of the Audit Committee is included in this Proxy Statement.

Audit Committee Financial Expert

The Board of Directors has determined that John C. Abbott is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. After careful review of his Director and Officer Questionnaire and given his experience the Board made its determination that Mr. Abbott has the attributes of an audit committee financial expert after carefully considering his education, experience, expertise, and other relevant qualifications.

Report of the Audit Committee

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight of the quality and integrity of accounting, auditing and reporting. The role of the Audit Committee includes appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm, approving and reviewing fees of the independent registered public accounting firm, evaluating the accounting policies and internal controls, reviewing compliance with the Foreign Corrupt Practices Act and UK Bribery Act, reviewing significant financial transactions, and reviewing compliance with significant applicable legal, ethical and regulatory requirements. Although the full Board of Directors has the ultimate authority for effective corporate governance, including the oversight of corporate management, the Audit Committee’s role also includes inquiring about significant risks, reviewing risk management, and assessing the steps management has taken to mitigate or control these risks.

Management is responsible for the preparation, presentation and integrity of Odyssey’s consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of Odyssey’s system of internal controls. The Audit Committee, in fulfilling its oversight responsibilities, reviewed with management and the independent registered public accounting firm the audited financial statements and the footnotes thereto in the Company’s quarterly reports on Form 10-Q and the annual report on Form 10-K for the fiscal year ended December 31, 2016. The Committee discussed with management and the outside auditors, qualitative aspects of financial reporting in the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of the disclosures in the financial statements to the stockholders.

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The Company’s outside independent registered public accounting firm, Ferlita, Walsh, Gonzalez & Rodriguez, P.A., is responsible for performing an independent audit of Odyssey’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and expressing an opinion on the conformity of the Company’s financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). The Audit Committee reviewed and discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accounting firm under Statement on Auditing Standards 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), and as adopted by the PCAOB in Rule 3200T. The Company’s independent registered public accounting firm has expressed the opinion that the Company’s audited financial statements conform, in all material respects, to accounting principles generally accepted in the United States and included a going concern paragraph at the end of the unqualified audit opinion. The independent registered public accounting firm has full and free access to the Audit Committee.

The Audit Committee recognizes the importance of maintaining the independence of Odyssey’s independent registered public accounting firm. The Company prohibits its auditors from performing non-financial consulting services, such as information technology consulting or internal audit services. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

During the fiscal year ended December 31, 2016 the Audit Committee fulfilled its duties and responsibilities as outlined in its Charter. The Audit Committee held a total of nine meetings: five private executive meetings with the independent registered public accounting firm without management, and four regular Audit Committee meetings in which all aspects of its oversight role were discussed. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of the audit. The Audit Committee met with the independent registered public accounting firm to discuss the results of their audit, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee has a formal policy to receive complaints from employees regarding internal controls or financial reporting matters. This whistleblower process is communicated to both employees and consultants and is monitored by the Audit Committee.

The members of our Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting or legal counsel, as it determines appropriate, apart from counsel or advisers hired by management in order to assist in its performance and duties.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board and the Board has approved that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission. The Audit Committee selected Ferlita, Walsh, Gonzalez & Rodriguez, P.A., to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017, and is presenting the selection to the stockholders for ratification. The Audit Committee and Board of Directors are recommending that stockholders ratify this selection at the Annual Meeting.

Members of the Audit Committee

John C. Abbott, Chairman	James S. Pignatelli
Mark B. Justh	Jon D. Sawyer

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The report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

Stockholder Communications with the Board of Directors

Stockholders wishing to contact the Board of Directors or specified members or committees of the Board should send correspondence to the Corporate Secretary, Odyssey Marine Exploration, Inc., 5215 West Laurel Street, Tampa, Florida 33607. All communications received from stockholders of the Company will be forwarded to the members of the Board of Directors, or to a specific Board member or committee if so designated by the stockholder. A stockholder who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

COMPENSATION OF OFFICERS AND DIRECTORS

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to or earned by the Company’s Chief Executive Officer (“CEO”) and each of the two other most highly compensated executive officers for services rendered to the Company and its subsidiaries for the fiscal years ended December 31, 2015 and 2016. These individuals, including the Chief Executive Officer, are collectively referred to in this proxy statement as the “Named Executive Officers (“NEO”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(1)				(2)	(3)		(4)

Mark D. Gordon, President and Chief Executive Officer	2016	$ 371,875	$ -	$ 517,345	$ -	$ 290,591	$ 973	$ 1,180,784
	2015	$ 350,000	$ 37,188	$ 159,016	$ 335,120	$ 119,744	$ 644	$ 1,001,712

John D. Longley, Chief Operating Officer	2016	$ 216,646	$ -	$ 220,001	$ -	$ 119,939	$ 559	$ 557,145
	2015	$ 200,000	$ 7,500	$ 71,760	$ 152,650	$ 55,800	$ 519	$ 424,929

Jay A. Nudi, Interim Chief Financial Officer (5)	2016	$ 177,697	$ -	$ 193,692	$ -	$ 105,597	$ 471	$ 477,457
	2015	$ 154,000	$ -	$ 37,440	$ 80,230	$ 48,741	$ 405	$ 320,816

(1)	The offices held by each named executive officer are as of December 31, 2016.

(2)	The amounts reported reflect the fair value of restricted stock awards, in accordance with Accounting Standards Codification topic 718 - Stock Compensation (“ASC 718”), awarded under the 2005 and 2015 Stock Incentive Plans. For each restricted stock award, fair value is calculated using the closing price of the common stock on the date of grant. These amounts reflect the accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which may be higher or lower based on a number of factors including stock price fluctuations and applicable vesting.

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(3)	The amounts reported are the fair value of option awards as determined using a Black-Scholes valuation model in accordance with ASC 718, disregarding any estimates of forfeitures related to service-based vesting conditions. The assumptions used to calculate the value of option awards are detailed in Note M under the caption “Stock-Based Compensation” to the Company’s Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2016. These amounts reflect the accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which may be higher or lower based on a number of factors including stock price fluctuations and applicable vesting.

(4)	The amounts shown reflect amounts for life insurance premiums paid by the Company on behalf of each NEO for the fiscal years 2015 and 2016.

(5)	Mr. Nudi was appointed Interim Chief Financial Officer of the Company in June 2016.

Narrative Disclosure for Summary Compensation Table

Oversight of Executive Compensation and Role of Executive Officers in Compensation Decisions

The Compensation Committee of our Board of Directors oversees our executive compensation program. This includes compensation paid to our CEO and all other officers named in the Summary Compensation Table. Our Compensation Committee is made up of independent, non-management members of our Board of Directors. The Compensation Committee is responsible for reviewing, assessing and approving all elements of compensation for our named executive officers.

The CEO assesses the performance of the NEOs. He then recommends to the Compensation Committee a base salary, performance-based incentives and long-term equity awards at levels for each NEO that are included in the executive compensation plan, including himself, based upon that assessment. The CFO supports the CEO and the Compensation Committee in providing appropriate analyses, peer group reviews and coordination with any outside consultants which may be retained to review the executive compensation program. During 2016, AON Hewitt served as the Compensation Committee’s independent compensation consultant by providing equity plan and governance consulting services but did not advise us on 2016 compensation matters.

Employment Agreements with Our Named Executive Officers

On February 19, 2016, we implemented a one-for-twelve reverse stock split of our common stock. In the discussion below and throughout this Proxy Statement, all shares and share prices have been adjusted to reflect the reverse stock split.

In August 2014, Odyssey entered into an employment agreement with Mark D. Gordon providing for Mr. Gordon to assume the position of Chief Executive Officer, and Mr. Gordon assumed that position on October 1, 2014. The employment agreement is for an initial term of three years and will automatically renew for successive one-year periods unless terminated by Odyssey or Mr. Gordon upon notice given prior to the end of the initial term or any renewal term. On November 30, 2016, the employment agreement was amended to reflect the effect of the one-for- twelve reverse stock split and to adjust the exercise prices at which vesting would occur as deemed appropriate by the Compensation Committee.

Pursuant to the amended employment agreement, Mr. Gordon will be paid a salary of not less than $350,000, subject to review at least annually. Mr. Gordon is also entitled to participate in Odyssey’s annual incentive plan (which provides for a target award of no less than 70.0% of Mr. Gordon’s salary) and Odyssey’s long-term incentive program (which provides for a target value of no less than 125.0% of Mr. Gordon’s salary). Mr. Gordon also received the following equity awards under the employment agreement and Odyssey’s 2005 Stock Incentive Plan:

•	a restricted stock award of 8,333 shares of common stock that vested immediately, having a value of $15.24 per share on the date of grant; and

•	an initial grant of restricted stock units representing 41,667 shares of common stock that will vest in 25.0% increments when the average closing share price of Odyssey’s common stock for any 20 consecutive trading days reaches $12.00, $13.71, $15.43, and $17.14, subject to Mr. Gordon’s continued employment and any unvested portion of the restricted stock unit will be forfeited five years after the date of grant.

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Mr. Gordon’s employment may be terminated at any time by Odyssey with or without cause (as defined in the employment agreement) or by Mr. Gordon with or without good reason (as defined in the employment agreement). If Mr. Gordon’s employment is terminated by Odyssey without cause, by Mr. Gordon with good reason, or if Odyssey elects not to renew the employment agreement at the end of the initial term or any renew term, Mr. Gordon will be entitled to receive (a) his salary and earned annual or long-term incentive compensation through the date of termination (the “Accrued Obligations”); (b) an amount equal to 200.0% of his salary and target annual incentive award for the year in which termination occurs; (c) a prorated incentive award or bonus for the year in which termination occurs; and (d) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents until the earlier of: (i) the second anniversary of the Date of Termination and (ii) the date he is no longer eligible to receive COBRA continuation coverage. All outstanding unvested stock options and restricted stock awards (other than the initial grant described above) will become fully vested, and 50.0% of the initial grant of restricted stock will become fully vested, with the balance to vest or be forfeited in accordance with the initial award agreement.

If Mr. Gordon’s employment is terminated by Odyssey with cause, by Mr. Gordon without good reason, or if Mr. Gordon elects not to renew the employment agreement at the end of the initial term or any renew term, Odyssey will have no further payment obligations to Mr. Gordon other than for the Accrued Obligations.

The employment agreement further provides for the vesting of all outstanding unvested stock options and restricted stock awards (other than the initial grant described above) upon a change-in-control, which is defined in the employment agreement to include (a) a person or group acquiring 40.0% or more of the fair market value or voting power of the Company’s stock, (b) a person or group acquiring 25.0% or more of the voting power of the Company’s stock during a twelve-month period, and (c) a majority of the members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorse by a majority of the Board of Directors before the date of election or appointment. Mr. Gordon’s outstanding unvested stock options and restricted stock awards (other than the initial grant) will vest if the Purchase Agreement dated March 11, 2015, with MINOSA and Penelope is carried out under the terms approved by Stockholders on June 9, 2015. If Mr. Gordon’s employment is terminated by him for good reason or by Odyssey without cause (excluding death or disability) within 24 months after a change-in-control, Mr. Gordon will be entitled to receive (w) the Accrued Obligations; (x) an amount equal to 250.0% of his salary and target annual incentive award for the year in which termination occurs; (y) a prorated incentive award or bonus for the year in which termination occurs; and (z) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents until the earlier of: (i) the second anniversary of the Date of Termination and (ii) the date he is no longer eligible to receive COBRA continuation coverage. All outstanding unvested stock options and restricted stock awards will become fully vested, with all options being exercisable for the remainder of their full term.

Components and Results of the 2016 Executive Compensation Plan

Base Salary

Base salary is intended to provide a level of assured cash compensation that is reasonably competitive in the marketplace to our executive officers. It is based on the individual’s qualifications and experience with the Company, past performance, taking into account all relevant criteria, value to the Company, the Company’s ability to pay and relevant competitive market data. The base salary ranges for the CEO and CFO are periodically established based upon the competitive and benchmarking data from a peer group whereby the midpoint of the executive officer salary range is aligned to the average peer group base salary. This does not mean that the NEO’s base salary will be in the midpoint range, but the peer group analysis is used as a basis for establishing salary ranges or salary bands for each position.

2016 Base Salary. During 2015, compensation ranges were established to coincide with the results of the peer group compensation analysis for the CEO and NEOs. Average base salary for the peer group companies was utilized in establishing the midpoint of the executive officer salary range. The analysis resulted in an increase to the midpoint of the salary ranges for our executive officers and showed that the Odyssey officers were earning a salary below the midpoint of their peer group. The CEO and NEO salaries were unchanged for 2015 compared to 2014, given the financial and stock performance of the Company. The Compensation Committee took this into consideration and determined to increase the base salary of the NEO’s during March 2016. During June of 2016, as a cost cutting measure, the Chief Financial Officer was replaced by Mr. Jay Nudi, our Principal Accounting Officer, who assumed the role of Interim Chief Financial Officer. Effective July 1, 2016, Mr. Nudi received an increase in his annual base salary of $28,143.

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The base salaries shown in the Summary Executive Compensation Table reflect the annual impact of the adjustments to base salary of the NEO’s.

Annual Incentive Compensation and Targets

Annual incentive compensation is intended to provide our NEO’s a component of total cash compensation that represents an award for meeting corporate key objectives and achievement of individual strategic objectives. Annual incentive compensation is expressed as target amounts that can be earned as a percentage of base salary. The amount of these targets is based on the individual’s qualifications and experience with the Company, past performance of duties, value to the Company, and the Company’s ability to pay. The annual incentive targets are weighted 75% toward the ability to meet key performance indicators of the Company and 25% toward attainment of individual strategic objectives. An executive’s individual strategic objectives are defined based upon the contribution such executive’s role and expertise can bring to achieving the Company’s overall strategic objectives. The Compensation Committee reviews the individual strategic objectives of our NEO’s.

Attainment of Company key performance indicators, which comprise 75% of the annual incentive awards for all NEOs are based upon three separate categories which include revenue, earnings per share and cash flow. Within each category several performance threshold targets were established whereby ranges of target incentives could be achieved as noted below. Target incentives for revenue ranged from 0% to 60%, while target incentives for earnings per share (EPS) and cash flow ranged from 0% to 40%. In order to achieve the upper range percentages of target incentives, significant stretch performance levels need to be achieved. For example, in 2016, to achieve 60% of target incentive, revenue needed to be greater than $20 million; to achieve 40% of target incentive, earnings per share needed to be positive or net cash flow and cash flow from operations would need to be positive. While the sum of the various key performance indicator categories could reach 140%, the intent was that NEOs could achieve at or near target incentives by achieving stretch performance levels in only several categories or above average levels for all three categories.

The following table illustrates the key performance indicators for 2016:

Revenue (up to 60%)		Operating Cash Flow (up to 40%)
1) less than $0 million	0%	1) worse than 2014+2015 avg. (-$21.4 million)	0%
2) $0 - $2 million	1% - 10%	2) $0-5 million improvement vs. 2014/15 avg.	1% - 20%
3) $2 - $4 million	11% - 25%	3) >$5 million improvement vs. 2014/15 avg.	21% - 40%
4) $4 - $10 million	26% - 40%
5) greater than $10 million	41% - 60%

EPS (up to 40%)
1) EPS worse than -$3.10 per share	0%
2) between -$3.10 EPS and -$ 2.50 EPS	1% - 10%
3) between -$2.50 EPS and $ 0.00 EPS	11% - 25%
4) positive EPS	25% - 40%

Although it is intended that the Compensation Committee will follow the incentive award guidelines, the Committee has the discretion to increase or decrease the amounts based upon extenuating or unforeseen circumstances, or to deny annual incentive awards whether or not performance targets are achieved, as it deems appropriate.

The Compensation Committee evaluates the Company’s performance with the assistance of the CFO and evaluates the individual performance for all officers based upon input provided by the CEO and other NEOs. Based upon review of these factors, the Compensation Committee is provided with recommendations and determines the annual incentive amounts.

Achievement of Performance Indicators and Annual Award Payouts for 2016. For 2016, the NEOs qualified for 90.9% of the target award, which was comprised of 65.9% for Company key performance indicators and 25% for individual strategic objectives. The key performance criteria achieved in 2016 was overall revenue which was allotted an 28.0% performance weight because actual revenue was within the range of $4 - $10 million per category 3 under revenue performance indicators (actual $4.7 million). Earnings per share (EPS) was allocated a 20% performance weight because actual EPS was within the range of category 3 (actual -$0.84) under EPS performance factors. Cash Flow was allotted a 40.0% performance weight having scored within category 3 of the Operating Cash Flow performance factors having been an improvement of $16.6 million in operating cash flows compared to the average of

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the two previous years. The total of the performance factor weighting was 88.0%, but since it represented only 75% of the annual incentive target for the NEOs, the overall target annual incentive percentage earned for Company performance criteria was 65.9%.

The following table identifies the target award as a percentage of base salary for each NEO in accordance with the executive compensation plan, the weighting between Company and individual performance, and the actual incentive award payout based upon the recommendation of the Compensation Committee.

Name	Position	Target Award as % Salary	Company/ Individual Performance Weighting	Target Incentive Award Per Plan	2016 Actual Incentive Award	Incentive Award as % Base Salary

Mark D. Gordon	President and Chief Executive Officer	70% -100%	75%/25%	$319,812	$290,591	78.1%
John D. Longley	Chief Operating Officer	50% - 70%	75%/25%	$132,000	$119,939	55.4%
Jay A. Nudi	Interim Chief Financial Officer	50% - 70%	75%/25%	$116,216	$105,597	59.4%

These 2016 Annual Incentive awards were approved by the Compensation Committee during March 2017, and have not been paid to the NEOs as of the date of this Proxy Statement. The Compensation Committee determined that the awards would only be paid when the Company’s cash position improved or stock is available in a stockholder approved stock incentive plan.

Discretionary Bonus

The Compensation Committee may award discretionary bonuses. Such bonuses are typically linked to extra achievements that benefit the Company and which were not fully covered by the targets in the Annual Incentive Compensation Plan. There were no discretionary bonuses made to our NEOs for 2016.

Long-Term Incentive Targets and Awards

Long-Term Incentive Awards for 2016. Long-term incentive targets are intended to provide an equity component of total compensation in the form of stock options and/or restricted stock that vest based on time, performance or both. The value of these targets is set by the Compensation Committee based on the individual’s qualifications and experience with the Company, past performance of duties and value to the Company. LTI Awards are generally made during January each year. Because the Compensation Committee was concerned that certain events may occur in the near term that could impact the market price of the Company’s common stock and the Company was planning to seek an increase in the number of shares available in the Company 2015 Stock Incentive Plan, the Committee determined to postpone the grant of LTI awards until September, 2016. On September 8, 2016, the Board of Directors, as recommended by the Compensation Committee, approved grants of restricted stock units with three-year service vesting, and performance based restricted stock units that vest based on performance criteria described below, to the following NEOs:

		2016 Long-Term Incentive Awards (1)

Name	Position	Restricted Stock Units (2)	Performance Restricted Stock Units (3)

Mark D. Gordon	President and Chief Executive Officer	131,158	14,573
John D. Longley	Chief Operating Officer	55,775	6,197

Jay A. Nudi	Interim Chief Financial Officer	49,105	5,456

(1)	The long-term incentive restricted stock awards are valued based upon the stock price on the date of grant which was $3.55.

(2)	The restricted stock units vest in increments of one-third on December 20, 2016, 2017 and 2018. Each restricted stock unit represents one share of common stock.

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(3)	The Performance Restricted Stock Unit awards will vest only if the Company Total Stockholder Return, measured by the increase or decline of the closing stock price, is higher than the Total Stockholder Return of the Russell 3000 Index companies for the period beginning December 16, 2015 through December 15, 2016 (the “Performance Criteria”), measured by the increase or decline of the Russell 3000 Index. The Restricted Stock Units will vest in a number of shares equal to 1/3 of the total shares awarded on each of December 20, 2016 through 2018. If the Performance Criteria is not achieved, the PRSU will terminate on December 15, 2016.

All of the Performance Restricted Stock Units were cancelled on December 15, 2016, because the Performance Criteria was not met.

The following table includes the target long-term incentive award expressed as a percentage of base salary range and the actual long-term incentive awarded on September 8, 2016, as a percentage of base salary in effect at the date of the award.

Name	Position	Target Long-Term Incentive Award as % of Base Salary	Actual Long-Term Incentive Award as % of 2016 Base Salary

Mark D. Gordon	President and Chief Executive Officer	125% - 150%	139.1%
John D. Longley	Chief Operating Officer	80% - 120%	101.5%
Jay A. Nudi	Interim Chief Financial Officer	80% - 120%	109.0%

Retirement Plans and All Other Compensation

We do not have any deferred compensation or retirement plans at this time. During 2016, we did not pay perquisites exceeding $10,000 in the aggregate to our Chief Executive Officer or other NEOs. Our officers participated in non-discriminatory life and health insurance plans as did all other employees.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares of common stock covered by outstanding stock option awards that are exercisable and unexercisable, and the number of shares of common stock covered by unvested restricted stock awards for each of our named executive officers as of December 31, 2016.

            2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS				STOCK AWARDS

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Exercisable	Unexercisable

Mark D. Gordon
	10,313	-	$34.68	12/31/2017 (4)
	21,328	-	$26.40	12/31/2023 (5)
	26,222	13,111	$12.48	12/31/2024 (6)
					91,264	$312,323	41,667	$142,501
John D. Longley
	2,446	-	$34.68	12/31/2017 (7)
	1,987	-	$26.40	12/31/2023 (8)
	2,778	1,389	$12.84	10/6/2024 (9)
	11,945	5,972	$12.48	12/31/2024 (10)
					38,908	$133,065	-	$-

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	OPTION AWARDS				STOCK AWARDS

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Name	Exercisable	Unexercisable

Jay A. Nudi
	3,083	-	$34.68	12/31/2017 (11)
	6,123	-	$26.40	12/31/2023 (12)
	6,278	3,139	$12.48	12/31/2024 (13)
					33,637	$115,039	-	$-

(1)	For each stock award in this column, the remaining unvested shares reported will vest on December 20, 2017, and 2018.

(2)	The market value of the restricted stock units and equity incentive plan awards in the form of restricted stock units that have not vested are calculated by multiplying the number of shares represented by the stock awards by the closing price of our common stock on December 31, 2016, which was $3.42.

(3)	The award of restricted stock units will vest as follows: 25% of the award will vest when the average closing share price of the common stock for any 20 consecutive trading days is $12.00 or higher; 25% of the award will vest when the average closing share price for any 20 consecutive trading days is $13.71 or higher; 25% of the award will vest when the average closing share price for any 20 consecutive trading days is $15.43 or higher; and 25% of the award will vest when the average closing share price for any 20 consecutive trading days is $17.14 or higher.

(4)	This option vested in one-third increments on each of December 31, 2013, December 31, 2014 and December 31, 2015.

(5)	This option vested in one-third increments on each of December 31, 2014 and 2015 and vested as to 7,109 shares on December 31, 2016.

(6)	This option vested as to 13,111 shares on December 31, 2015, and vests in 1/36th of the award monthly thereafter.

(7)	This option vested in one-third increments on December 31, 2013, December 31, 2014 and December 31, 2015.

(8)	This option vested in one-third increments on December 31, 2014 and 2015 and vested as to 662 shares on December 31, 2016.

(9)	This option vested as to 1,389 shares on October 6, 2015, and on October 6, 2016 and vests as to 1,389 shares on October 6, 2017.

(10)	This option vested as to 5,972 shares on December 31, 2015, and vests in 1/36th of the award monthly thereafter.

(11)	This option vested in one-third increments on December 31, 2013, December 31, 2014 and December 31, 2015.

(12)	This option vested in one-third increments on December 31, 2014, December 31, 2015 and December 31, 2016.

(13)	This option vested as to 3,139 shares on December 31, 2015, and vests in 1/36th of the award monthly thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Mr. Gordon has a written employment agreement that provides for payments at, following, or in connection with a change-in-control of the Company or termination. There are no other employment contracts or agreements, whether written or unwritten, with our other NEOs. Under our 2015 Stock Incentive Plan, the Compensation Committee has the discretion, but not the obligation, to accelerate the vesting or to compensate holders of otherwise unvested stock incentives in the event of a change-in-control. Only options or restricted stock awards not assumed by the entity taking control are subject to potential acceleration of vesting under a change-in-control.

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Termination

Mr. Gordon’s employment may be terminated at any time by Odyssey with or without cause or by Mr. Gordon with or without good reason. If Mr. Gordon’s employment is terminated by Odyssey without cause, by Mr. Gordon with good reason, as a result of Mr. Gordon’s disability, or if Odyssey elects not to renew the employment agreement at the end of the initial term or any renewal term, Mr. Gordon will be entitled to receive (a) the Accrued Obligations; (b) an amount equal to 200.0% of his salary and target annual incentive award for the year in which termination occurs; (c) a prorated incentive award or bonus for the year in which termination occurs; and (d) reimbursement for the monthly COBRA premium paid by Mr. Gordon for group health insurance coverage for him and his dependents. All outstanding unvested stock options and restricted stock awards (other than the initial grant described above under “Employment Agreements with Our Named Executive Officers”) will become fully vested, and 50.0% of the initial grant of restricted stock will become fully vested, with the balance to vest or be forfeited in accordance with the initial award agreement. If Mr. Gordon’s employment is terminated by Odyssey with cause, by Mr. Gordon without good reason, as a result of Mr. Gordon’s death, or if Mr. Gordon elects not to renew the employment agreement at the end of the initial term or any renewal term, Odyssey will have no further payment obligations to Mr. Gordon other than for the Accrued Obligations. Payments that would have been due to Mr. Gordon and the value of equity awards that would have vested had he been terminated on December 31, 2016, are shown in the table below.

Severance Benefit Due to Mr. Gordon Upon Termination	Without Cause; For Good Reason; Disability; Company Non- Renewal $	For Cause; Without Good Reason; Death; Mr. Gordon Non-Renewal $

Accrued Obligations	—	—
Cash Severance (1)	1,392,125	—
Equity (2)	312,123	—
COBRA (3)	48,600	—

(1)	The Cash Severance consists of two times the sum of Mr. Gordon’s base salary in effect on December 31, 2016, and his target annual incentive award, calculated at 85.0% of base salary, calculated as follows: 2 x ($376,250 + $319,819).

(2)	Upon termination at December 31, 2016, Mr. Gordon would vest in 91,264 restricted stock units valued at $3.42 per share which was the closing price of our common stock on December 31, 2016.

(3)	COBRA payments are estimated over a two-year period and would be reimbursable to Mr. Gordon monthly.

At December 31, 2016, there were life insurance policies that would have paid the following benefits upon the death of our NEOs as follows:

Name	Life insurance benefits payable upon the death of our NEOs as of December 31, 2015 ($)

Mark D. Gordon	300,000
John D. Longley	220,000
Jay A. Nudi	194,000

Change-in-Control

Mr. Gordon’s employment agreement provides for the vesting of all outstanding unvested stock options and restricted stock awards (other than the restricted stock units representing 41,667 shares which were granted on the signing of the employment agreement (the “Initial Grant”) upon a change-in-control, which is defined in the employment agreement to include (a) a person or group acquiring 40.0% or more of the fair market value or voting power of the Company’s stock, (b) a person or group acquiring 25.0% or more of the voting power of the

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Company’s stock during a twelve-month period, and (c) a majority of the members of the Company’s Board of Directors is replaced by directors whose appointment or election is not endorse by a majority of the Board of Directors before the date of election or appointment. Accordingly, Mr. Gordon’s outstanding unvested stock options and restricted stock awards (other than the Initial Grant) will vest if Penelope’s ownership exceeds certain thresholds through the purchase of Class AA Preferred Stock under the Purchase Agreement.

At December 31, 2016, our closing stock price was $3.42 per share. There were no in-the-money stock options that could have become immediately exercisable due to a change-in-control if the Compensation Committee acted to accelerate the vesting on the unvested options. At December 31, 2016, there were 163,809 unvested restricted stock awards having a value of $560,227 that could have been purchased by the Company in cash or in stock in the event of a change-in-control at the discretion of the Compensation Committee. The number and value of such options and restricted stock awards is shown in the table below. The amounts shown are the cost that would have been recognized by the Company in the event of a change-in-control on December 31, 2016, if the Compensation Committee approved compensating each officer for the value of the options and restricted stock awards shown, and for Mr. Gordon according to the terms of his employment agreement.

	Option Awards		Stock Awards

Name	Number of In the Money Options Exercisable on Change-in- Control (#)	Potential Payment or Exercise Value Realizable upon Change- in-Control ($)	Number of Shares Acquired on Vesting upon Change-in- Control (#)	Potential Payment or Value Realizable on Change-in- Control ($)

Mark D. Gordon	-	-	91,264	312,123
John D. Longley	-	-	38,908	133,065
Jay A. Nudi	-	-	33,637	115,039

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation paid to directors for 2016. The Compensation Committee used the same peer group as was used for executive officers to benchmark total compensation for directors.

2016 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($) (8)	Total ($)

John C. Abbott (2)	51,000	-	25,000	76,000
Mark B. Justh (3)	72,500	-	25,000	97,500
James S. Pignatelli (4)	53,500	-	25,000	78,500
Dr. David J. Saul (5)	20,500	-	-	20,500
Jon D. Sawyer (6)	62,500	-	25,000	87,500
Gregory P. Stemm (7)	-	-	308,485	308,485

(1)	Dr. Saul served on the board until June 7, 2016.

(2)	Mr. Abbott elected to receive 1,473 shares of common stock and 11,418 stock options for $40,532 of the fees earned in cash and $25,000 was accrued for equity compensation as more fully described in footnote 8. He had 11,418 stock options and no stock awards outstanding as of December 31, 2016.

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(3)	Mr. Justh elected to receive 17,563 shares of common stock for $56,573 of the fees earned in cash and $25,000 was accrued for equity compensation as more fully described in footnote 8. He had 5,000 stock options and no stock awards outstanding as of December 31, 2016.

(4)	Mr. Pignatelli elected to receive 12,361 shares of common stock for $39,883 of the fees earned in cash and $25,000 was accrued for equity compensation as more fully described in footnote 8.

(5)	Dr. Saul elected to receive 1,473 shares of common stock for $10,500 of the fees earned in cash.

(6)	Mr. Sawyer elected to receive 1,841 shares of common stock and 11,075 stock options for $41,277 of the fees earned in cash and $25,000 was accrued for equity compensation as more fully described in footnote 8. He had 12,741 stock options and no stock awards outstanding as of December 31, 2016.

(7)	Mr. Stemm began providing services pursuant to a consulting agreement in December 2015. These services include actively seeking out and presenting to Odyssey new business opportunities, projects, and relationships that are expected to result in strategic value or revenue streams in Odyssey’s core business of shipwreck and mineral exploration; providing strategic planning and advice; providing project management, as requested; and such other services as Odyssey’s board of directors or chief executive officer may request from time to time. Mr. Stemm was compensated in accordance with these agreements and not for board service. The amount shown for 2016 includes $262,860 of base consulting fees and $45,625 additional performance based remuneration earned during 2016 in accordance with Mr. Stemm’s consulting agreement. He had 31,154 stock options and no stock awards outstanding as of December 31, 2016.

(8)	The amounts shown for each director represent the dollar value of annual equity awards that have been accrued for 2016 for each director other than Mr. Stemm for whom the amount shown is fully described in note 7 above.

Compensation of Directors

For the year ended December 31, 2016, our outside directors were compensated according to the following structure:

•	Each outside director received $40,000 annually as a retainer. Additional annual retainers were paid as follows for chairmanship duties:

Lead Director	$15,000
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$5,000
Governance and Nominating Committee Chairman	$5,000

•	In addition, outside directors received $1,000 per meeting attended on behalf of the Board of Directors including full board meetings, and audit committee, governance and nominating committee and compensation committee meetings.

•	Meetings attended telephonically earned compensation of $500 for attendance.

•	We do not pay amounts that would be classified as perquisites or other compensation to our directors, and there are no existing or potential change-in-control, retirement or legacy obligations.

•	Each director had the option to receive cash, common stock or a stock option for the amount of retainers and fees due them on the last day of each quarter. If stock had been selected instead of cash payment during any quarter, that stock was awarded at the end of the year. If stock options were selected, they were granted at the end of each quarter having an exercise price at the market on the last day of each quarter for which this selection was made. When stock options were awarded, the number of shares was calculated by dividing the dollar amount otherwise due in cash by the closing stock price on the last day of each quarter when cash payments were due. The stock or stock options that were awarded in lieu of cash were awarded from the Company 2015 Stock Incentive Plan.

•	Directors were reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees.

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Directors will be compensated for 2017 under a similar plan as for 2016; however, the equity component amount may or may not be paid with an alternate form of compensation. The following table provides an estimate of director compensation for 2017:

ESTIMATED DIRECTOR COMPENSATION FOR 2017

	Lead Director	Audit Chair	Compensation Chair	Governance Chair	Committee Member
Total retainer	$ 55,000	$ 50,000	$ 45,000	$ 45,000	$ 40,000
Estimated fees (1)	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000
Estimated equity value	$ 25,000	$ 25,000	$ 25,000	$ 25,000	$ 25,000
Estimated total compensation	$105,000	$100,000	$ 95,000	$ 95,000	$ 90,000

(1)	Assumes the following meetings per year:

Board. . . . . . . . . . . . .	8	Governance . . . . . . . .	4
Audit . . . . . . . . . . . . .	8	Telephonic . . . . . . . .	2
Compensation . . . . . .	4

Consulting Agreement with Mr. Stemm

On December 10, 2015, Odyssey entered into a written Consulting Agreement (the “Consulting Agreement”) with Mr. Stemm approved by the Compensation Committee of the Board of Directors. The consulting services to be provided by Mr. Stemm include (a) actively seeking out and presenting to Odyssey new business opportunities, projects, and relationships that are expected to result in strategic value or revenue streams in Odyssey’s core business of shipwreck and mineral exploration, (b) providing strategic planning and advice, (c) providing project management, as requested by Odyssey’s Chief Executive Officer, and (iv) such other services as Odyssey’s Board of Directors or Chief Executive Officer may request from time to time. The Consulting Agreement is for a term of five years and generally requires Mr. Stemm to devote the majority of his business time and attention to Odyssey’s affairs. Either party may terminate the Consulting Agreement upon 90 days’ written notice to the other party.

As compensation for his services, Mr. Stemm is entitled to receive a monthly consulting fee of $21,905 per month during the consulting period. In addition to the consulting fee, Mr. Stemm is also entitled to receive (a) $150,000 for his efforts in developing the concept, negotiating, executing, and overseeing the agreement and relationship with an unrelated third party for the marine services on the sites associated with the Enigma II project, such amount to be paid as follows: (i) $75,000 on January 10, 2016, (ii) 5 monthly installments of $14,500 from February 10, 2016 through June 10, 2016, and (iii) and one installment of $2,500 on July 10, 2016; (b) $500,000 for his efforts in developing the concept, negotiating, executing and overseeing the closing of the strategic Monaco deal transaction, which amount will be paid in monthly installments beginning with an initial payment of $12,000 on July 10, 2016 with monthly payments of $14,500 continuing thereafter beginning on August 10, 2016, until May 10, 2019 when he is entitled to a final payment of $9,500; (c) either (i) an equity interest of 5.0% based on fair market value in any business opportunity located by Mr. Stemm pursuant to the Consulting Agreement or an interest between 2.5% and 5.0% on any business opportunity that Mr. Stemm is currently pursuing on behalf of Odyssey, or which Odyssey requests that Mr. Stemm manage or (ii) cash compensation, based on Mr. Stemm’s and Odyssey’s Compensation Committee’s agreement on a reasonable determination of the economic benefit to Odyssey of the transaction or business opportunity; (d) with respect to two of the business opportunities Mr. Stemm is currently working on, (i) 5.0% of the amount Odyssey receives from the sale of any artifacts from the Enigma II project, net of conservation, marketing and selling expenses and (ii) a 5.0% interest in Odyssey’s economic benefit of any shipwreck search and recovery project that Monaco undertakes pursuant to its agreement with Odyssey; and (e) an office and administrative support.

If the Consulting Agreement is terminated by Odyssey without cause or by Mr. Stemm for good reason, Mr. Stemm will be entitled to receive (a) 18 months’ severance at the rate of $21,905 per month, and (b) the balance of any payments due with respect to clauses (a) through (e) of the preceding paragraph, and the noncompetition, nonsolicitation, and nonrecruitment restrictions set forth in the Consulting Agreement will apply during the 18-month period during which severance is paid. If the Consulting Agreement is terminated by Mr. Stemm without good reason, Odyssey will determine the period (not less than three nor more than twelve months) during which the noncompetition, nonsolicitation, and nonrecruitment restrictions set forth in the Consulting Agreement will apply, and Mr. Stemm will be entitled to receive (a) severance at the rate of $21,905 per month, and (b) the balance of any payments due with respect to clauses (a) through (f) of the preceding paragraph, in each case during the applicable period determined by Odyssey.

2017 Proxy Statement	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2017, the beneficial ownership of each person known by the Company to be the beneficial owner of five percent or more of our common stock, each named executive officer and director individually and all executive officers and directors of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on the number of shares of common stock outstanding as of March 31, 2017. Shares of common stock issuable upon conversion of convertible preferred stock, or the exercise of stock options or warrants currently exercisable, or exercisable within 60 days after March 31, 2017, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such shares, options or warrants, but are not deemed outstanding for computing the percentage ownership for any other persons.

Name of Beneficial Owner	Amount of Beneficial Ownership	(1)	Percentage of Class

Greg P. Stemm, Director & Consultant	232,905	(2)	3.0%
Mark D. Gordon, CEO, President & Director	130,684	(3)	1.7%
Mark B. Justh, Director	67,517	(4)	*
Laura L. Barton, EVP, Secretary & Director of Communications	54,506	(5)	*
Jay A. Nudi, Interim Chief Financial Officer	41,127	(6)	*
Jon D. Sawyer, Director	40,581	(7)	*
John D. Longley, COO	38,563	(8)	*
John C. Abbott, Director	20,932	(9)	*
James S. Pignatelli, Director	20,402	(10)	*
Officers & Directors as a Group TOTAL	647,217		8.2%

Mr. Kenneth Fried 301 East 50th Street New York, NY 10022	573,575	(11)	7.55%

Epsilon Acquisitions LLC c/o Andres Gonzalez Saravia Altos Hornos de Mexico S.A.B. de C.V. Campos Eliseos No.29 Col. Rincon del Bosque 11580 Mexico D.F. Mexico	670,455	(12)	8.1%

* Represents less than 1% beneficial ownership.

(1)	Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power.
(2)	Consists of 108,204 shares held jointly by Mr. Stemm and his wife; 93,547 shares held by Adanic Capital, Ltd., a limited partnership for which Mr. Stemm serves as general partner; and 31,154 shares underlying currently exercisable stock options. Mr. Stemm has pledged 41,667 shares of common stock as collateral for a personal loan.

2017 Proxy Statement	25

(3)	Includes 69,543 shares held by Mr. Gordon and 61,141 shares underlying currently exercisable stock options held by Mr. Gordon.

(4)	Consists of 61,683 shares held by Mr. Justh, 834 shares held by Hybrid Equity Partners LLC, a limited liability company of which Mr. Justh is a member, and 5,000 shares underlying currently exercisable stock options.

(5)	Consists of 28,784 shares held jointly by Mrs. Barton and her husband and 25,722 shares underlying currently exercisable stock options held by Mrs. Barton.

(6)	Includes 24,858 shares held by Mr. Nudi and 18,628 shares underlying currently exercisable stock options held by Mr. Nudi.

(7)	Consists of 17,385 shares held jointly by Mr. Sawyer and his wife, 10,455 shares held by Sawyer Family Partners, Ltd., a limited partnership of which Mr. Sawyer serves as the general partner, and 12,741 shares underlying currently exercisable stock options.

(8)	Includes 17,914 shares held by Mr. Longley and 25,517 shares underlying currently exercisable stock options held by Mr. Longley.

(9)	Consists of 9,5141 shares held by Mr. Abbott and 11,418 shares underlying currently exercisable stock options held by Mr. Abbott.

(10)	Consists of 20,402 shares held by Mr. Pignatelli.

(11)	Based upon Schedule 13G/A filed by Mr. Fried on February 14, 2017.

(12)	Based upon Schedule 13D filed by Epsilon Acquisitions LLC on February 17, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended December 31, 2016, and Form 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2016, and certain written representations, no persons who were either a director, executive officer or beneficial owner of more than 10% of the Company’s common stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2016.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY

COMPENSATION PLANS

The following table sets forth information about the Company’s common stock that was available for issuance under all of the Company’s existing equity compensation plans as of December 31, 2016:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (# )(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance (# )(2)
Equity compensation plans approved by security holders	571,336	12.54	-
Equity compensation plan not approved by security holders	-	-	-

(1)	Includes the issuance of 332,415 stock options and 238,921 stock units under the 2005 and 2015 Stock Incentive Plans approved by stockholders.

(2)	Includes shares available for issuance under the 2015 Stock Incentive Plan, only. There are no securities remaining available for future issuance under the 2005 Stock Incentive Plan which expired on August 3, 2015.

Each outstanding stock option and stock unit may be settled in stock on a one-for-one basis. The weighted average exercise price excluding the 238,921 restricted stock units, which are issuable for no consideration when vested,

2017 Proxy Statement	26

is $21.55. The shares available for issuance under the 2015 Stock Incentive Plan are available for Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock Awards, Restricted Stock Units and Stock Appreciation Rights. The 2015 Stock Incentive Plan expires on January 2, 2025, after which there can be no further grants or awards of the shares remaining in the plan. Options or awards then outstanding may be vested or exercised until they expire or terminate.

2017 Proxy Statement	27

Proposal 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Company to seek a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers (“Say-on-Pay” vote) as disclosed pursuant to Item 402(m) through (q) of Regulation S-K, and accompanying compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board of Directors.

We believe that executive compensation should be linked to the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

As a focus on the Company’s long-term performance, we believe that long-term equity awards are effective tools for aligning management and stockholder interests in order to increase overall stockholder value. In addition, the executive officers are often asked to implement long-term initiatives for the Company that, by definition, takes more than one fiscal year to accomplish. Stability and continuity among the executive officers aids the Company in its implementation of such long-term initiatives. However, a portion of the executive officers’ annual compensation is also linked to the short-term success of the Company in order to motivate and reward executives to achieve Company objectives and to attract and retain talented executives.

Proposal

At the 2011 annual meeting, the Board of Directors recommended stockholders approve holding a “Say-on-Pay” vote every year. Our stockholders supported that recommendation. Accordingly, we will hold a “Say-on-Pay” vote annually until the 2017 annual meeting when stockholders will be asked to vote again on how frequently we should hold the “Say-on-Pay” vote.

In 2012, 2013, 2014, 2015 and 2016, our stockholders cast an advisory vote of 97.2%, 97.8%, 95.2%, 94.4% and 77.5% respectively, in support of the compensation of our NEOs set forth in the compensation discussion and analysis, the summary compensation table and related compensation tables and narratives in each year’s proxy statement. Our Compensation Committee took the results of the favorable advisory vote of our stockholders into account as a factor in maintaining the current structure of our executive compensation program.

At the Annual Meeting in 2017, our stockholders will again be provided the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This vote is set forth in Proposal 2 in this proxy statement. Although this Say-on-Pay stockholder vote is non-binding, the Compensation Committee, as it did last year, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

The Company is presenting this proposal, which gives you as a stockholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 (m) through (q) of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s 2017 Proxy Statement, is hereby APPROVED.”

Position of Board of Directors

As discussed in this proxy statement under the “Compensation of Officers and Directors” Section, the Compensation Committee of the Board of Directors believes that the executive compensation for the year ended December 31, 2016, is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach.

2017 Proxy Statement	28

BOARD RECOMMENDATION THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS BY VOTING “FOR” THE ABOVE PROPOSAL.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors; however, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.

2017 Proxy Statement	29

Proposal 3 - FREQUENCY OF ADVISORY COMPENSATION VOTE AT OUR ANNUAL MEETINGS OF STOCKHOLDERS

Background

The Dodd-Frank Act requires U.S. public corporations to propose an advisory (non-binding) vote on the frequency of holding an advisory Say-on-Pay vote regarding the compensation of named executive officers at least once every six years. The frequency vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors; however, the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by stockholders and the general public.

Our stockholders voted on a similar proposal in 2011 with approximately 90% of the shares voting on the proposal voting to hold the say-on-pay vote every year. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Proposal

The Company is presenting Proposal No. 3, which gives you, as a stockholder, the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, by voting for one of the following options:

[SELECT ONLY ONE OPTION]
☐ One year	☐ Three years
☐ Two years	☐ Abstain

The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. The option that receives the highest number of votes cast by the stockholders will be the frequency for the advisory vote on named executive compensation deemed to have been approved by the stockholders.

Position of Board of Directors

BOARD RECOMMENDATION THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF “ONE YEAR.”

Effect of Vote

Because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on named executive compensation more or less frequently than the option approved by our stockholders.

2017 Proxy Statement	30

Proposal 4 - RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the independent registered public accounting firm of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. to audit the financial statements of the Company for the year ended December 31, 2017. Ferlita, Walsh, Gonzalez & Rodriguez, P.A. served as our independent registered public accounting firm for the fiscal year 2016. Although the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm. If the stockholders do not ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A., the appointment of auditors will be reconsidered by the Board of Directors.

It is expected that representatives of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. will be present at the Annual Meeting and will be given an opportunity to make a statement if they so desire, as well as to respond to appropriate questions from our stockholders.

Vote Required

The affirmative vote of a majority of the votes properly cast at the Annual Meeting is required to approve this proposal. Discretionary broker voting is allowed. Abstentions will not affect the outcome of this proposal.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF FERLITA, WALSH, GONZALEZ & RODRIGUEZ, P.A. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following table presents aggregate fees billed for professional services rendered by Ferlita, Walsh, Gonzalez & Rodriguez, P.A. for the audit of the Company’s annual financial consolidated statements for the years ended December 31, 2016, and December 31, 2015, and fees billed for other services rendered by them during those periods.

	2016	2015
Audit Fees (1)	$215,035	$224,441
Audit-Related Fees	$-	$-
Tax Fees	$-	$-
All Other Fees	$-	$-
TOTAL	$215,035	$224,441

(1)	Fees for professional services performed by Ferlita, Walsh, Gonzalez & Rodriguez, P.A. for the audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Independence of Principal Accountant and Other Audit Committee Considerations

The Audit Committee reviews at least annually the independent auditors’ qualifications, performance and independence including that of the lead partner. On November 15, 2016, our Audit Committee received written confirmation from Ferlita, Walsh, Gonzalez & Rodriguez, P.A. that the firm is independent of the Company in compliance with PCAOB Rule 3526 and within the meaning of the federal securities laws administered by the Securities and Exchange Commission.

2017 Proxy Statement	31

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s principal accountant be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. The Audit Committee must pre-approve the engagement of the Company’s principal accountant to provide both audit and permissible non-audit services. No non-audit services were provided by the independent registered public accounting firm during the past two fiscal years.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE

2018 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2018 Annual Meeting must be received at the offices of the Company, 5215 West Laurel Street, Tampa, Florida 33607, on or before December 28, 2017, in order to be considered for inclusion in the Company’s proxy statement for that meeting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING

STATEMENTS

Statements contained in this proxy statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including, without limitation, those described in this proxy statement. The forward-looking statements are made as of the date of this proxy statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

We caution you not to place undue reliance on any forward-looking statements made by, or on behalf of us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and in our other current and subsequent filings with the SEC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, NE, Washington D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room and their copy charges.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders: This proxy statement is available for viewing on the Internet at www.proxyvote.com for those stockholders who received a Notice of Internet Availability of Proxy Materials and also available on our website at www.odysseymarine.com. If you view the proxy materials through the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.

BY ORDER OF THE BOARD OF DIRECTORS

MARK D. GORDON
Chief Executive Officer, President and Board Member
April 27, 2017

2017 Proxy Statement	32

 ODYSSEY MARINE EXPLORATION, INC.

 5215 WEST LAUREL STREET

 TAMPA, FL 33607

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E29088-P85917            KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ODYSSEY MARINE EXPLORATION, INC.					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐
Nominees:

	01)	John C. Abbott	04)	James S. Pignatelli
	02)	Mark D. Gordon	05)	Jon D. Sawyer
	03)	Mark B. Justh	06)	Gregory P. Stemm

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2.	To hold a non-binding advisory vote to approve named executive officer compensation.								☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:								1 Year	2 Years	3 Years	Abstain

3.	To hold a non-binding advisory vote to determine the frequency of future advisory votes on executive compensation.							☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

4.	To ratify the appointment of Ferlita, Walsh, Gonzalez & Rodriguez, P.A. as our independent registered public accounting firm.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please indicate if you plan to attend this meeting.					☐	☐
					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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MEETING LOCATION:

Hampton Inn & Suites

Tampa Airport Avion Park Westshore

5329 Avion Park Drive

Tampa, FL 33607

DIRECTIONS:

Head North on Westshore Blvd left on Spruce St, left on O’Brien St, right on Avion Park Dr.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Stockholder Letter are available at www.proxyvote.com.

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E29089-P85917

ODYSSEY MARINE EXPLORATION, INC.
Annual Meeting of Stockholders
June 6, 2017 9:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gregory P. Stemm and Mark B. Justh or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ODYSSEY MARINE EXPLORATION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, EDT on June 6, 2017, at the Hampton Inn and Suites, Tampa Airport Avion Park Westshore, 5329 Avion Park Drive, Tampa, FL 33607, and at any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

V.1.1